Exhibit 99.1

GUESS?, INC. ANNOUNCES EXPANDED $150 MILLION NORTH AMERICAN CREDIT FACILITY

WITH SUSTAINABILITY-LINKED COMPONENT

LOS ANGELES—December 22, 2022 — Guess?, Inc. (NYSE:GES) today announced that it has expanded its access to capital in North America. The Company has entered into a $150 million senior secured asset-based revolving credit facility with a term of five years. This facility amends and extends its existing $120 million North American credit facility. The amended facility has an option to further expand its total amount by up to $150 million, subject to certain conditions. Just as with its new European credit facility that was established earlier this year, the new North American credit facility will include annual interest rate and fee adjustments based on the Company’s achievement of certain sustainability goals in its operating and manufacturing processes.

Carlos Alberini, Chief Executive Officer, commented, “We are very pleased to finalize this credit facility, which expands our access to capital in North America and extends our existing facility for another five years. Combined with this year’s new €250 million European facility, the Company will now have access to over $400 million of capital across both North America and Europe, which reflects our lenders’ confidence in our business strategies and financial position. Importantly, both facilities also include sustainability incentives, which align our financial and sustainability goals and underscore our commitment to protecting the environment by integrating sustainability into our operations.”

Forward-Looking Statements

The goals and strategies discussed in this press release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are frequently indicated by terms such as “expect,” “continue,” “remain,” “look,” “path” and similar terms, are only expectations, and involve known and unknown risks and uncertainties, which may cause actual results in future periods to differ materially from what is currently anticipated. Factors that may cause actual results in future periods to differ materially from current expectations, which are identified in the Company’s most recent Annual Report on Form 10-K for the year ended January 29, 2022, which was filed with the Securities and Exchange Commission (the “SEC”) on March 24, 2022, and other filings with the SEC, including but not limited to, the risk factors discussed therein, could cause actual results to differ materially from current expectations. The current global economic climate, the ongoing conflict in Ukraine, the impact of the COVID-19 pandemic, and uncertainty surrounding potential changes in U.S. policies and regulations may amplify many of these risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

About GUESS?, Inc.

Established in 1981, GUESS began as a jeans company and has since successfully grown into a global lifestyle brand. Guess?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, denim, handbags, watches, eyewear, footwear and other related consumer products. Guess? products are distributed through branded Guess? stores as well as better department and specialty stores around the world. As of October 29, 2022, the Company directly operated 1,064 retail stores in the Americas, Europe and Asia. The Company’s partners and distributors operated 566 additional retail stores worldwide. As of October 29, 2022, the Company and its partners and distributors operated in approximately 100 countries worldwide. For more information about the Company, please visit www.guess.com.

Guess?, Inc.

Fabrice Benarouche

VP, Finance and Investor Relations

(213) 765-5578

Source: Guess?, Inc.